Calculation of Filing Fee Tables
S-4
Ready Capital Corp
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock	457(a)	16,549,197		$ 287,324,577.00	0.0001531	$ 43,989.39
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 287,324,577.00		$ 43,989.39
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 43,989.39
Offering Note
[1]	Rule 457(f) Fee Calculation Details

(1) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rule 457(f) under the Securities Act. (2) The single registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $153.10 per $1,000,000 of the proposed maximum aggregate offering price. (3) The amount registered represents the estimated maximum number of shares of common stock, par value $0.0001 per share ("Ready Capital Common Stock"), of Ready Capital Corporation ("Ready Capital") to be issuable upon the completion of the merger of United Development Funding IV (the "Trust") with and into a subsidiary of Ready Capital (the "Merger"). The aggregate number of shares of Ready Capital Common Stock being registered is equal to: (a) 12,756,037 shares of Ready Capital Common Stock, representing the aggregate number of shares of Ready Capital Common Stock expected to be issued in connection with the closing of the Merger with respect to the issued and outstanding common share of beneficial interest, par value $0.01 per share, of the Trust ("Trust Shares"), based upon (i) an exchange ratio of 0.416 shares of Ready Capital Common Stock to be issued for each outstanding Trust Share, and (ii) 30,663,551 Trust Shares outstanding as of December 20, 2024; (b) 11,435 shares of Ready Capital Common Stock, representing the aggregate number of shares of Ready Capital Common Stock to be issued in connection with the closing of the Merger with respect to the 27,489 Trust Shares subject to outstanding restricted stock units issued by the Trust; and (c) 3,781,725 shares of Ready Capital Common Stock, representing the estimated maximum aggregate number of shares of Ready Capital Common Stock issuable pursuant to the terms of the contingent value rights ("CVRs") to be issued in connection with the closing of the Merger, based upon (i) 12,767,472 CVRs issued in connection with the closing of the Merger (inclusive of (a) and (b) above), and (ii) an estimated maximum of approximately 0.2962 shares of Ready Capital Common Stock issued with respect to each such CVR. (4) Pursuant to Rules 457(f)(2) and 457(f)(3) and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is based on: (i) $287,334,577 (the aggregate book value of UDF IV as of September 30, 2024), minus, (ii) $10,000 (the estimated amount of cash that will be paid by Ready Capital to the UDF IV shareholders in connection with the closing of the Merger).
Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
30,663,551	$ 9.37	$ 287,334,577.00		$ 10,000.00	$ 287,324,577.00